Exhibit 99.1

News Release	Corporate Office 30 North LaSalle Street Suite 4000 Chicago, Illinois 60602-2507

Amex Symbol: TDS Newspaper Listing: TelDta Telephone and Data Systems, Inc.

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS FOUNDER LEROY T. CARLSON TO BECOME DIRECTOR EMERITUS

TDS board nominates Prudence E. Carlson to fill directorship

CHICAGO – March 12, 2008 – Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] today announced that the company’s founder, chairman emeritus, and board member LeRoy (Roy) T. Carlson, will not seek reelection to the TDS board of directors at the company’s 2008 annual meeting of shareholders on May 22, 2008. Accordingly, his term as director will expire at that time and he will become a director emeritus, a non-voting position. Mr. Carlson will remain a director of U.S. Cellular, TDS’ publicly traded subsidiary.

“Roy Carlson’s vision and passion for the business have been invaluable contributions to the company and to the board,” said Walter Carlson, chairman of the TDS board. “We are delighted that, as director emeritus, he will continue to share his insights, which help us bring excellent communication services to the communities we serve.”

“Roy Carlson’s positive and thoughtful guidance while serving on the TDS board has shaped TDS immeasurably,” said LeRoy T. Carlson, Jr., TDS President and CEO. “Roy’s commitment to this company’s future will have a lasting, positive impact on our business, our associates and employees, our customers, and the communities we serve. We appreciate his willingness to continue to serve as a director emeritus.”

“My goal has always been to start and add to things in motion and then let our sterling team bring them to sustainable fruition,” said Roy Carlson. “This is another step in that process.”

Prudence E. Carlson nominated for director

The TDS board has nominated Prudence E. Carlson, 56, for election at the annual meeting to fill the directorship currently held by Mr. Carlson. Ms. Carlson’s nomination will be voted upon by the holders of TDS Series A Common Shares and TDS Preferred Shares. Ms. Carlson is a significant shareholder of TDS. She received a bachelor of arts degree from Harvard University. Ms. Carlson is the daughter of LeRoy (Roy) T. Carlson and the sister of Walter Carlson, LeRoy T. Carlson, Jr., and Letitia G. Carlson, MD.

“I am honored to be nominated to serve on the board of TDS,” said Ms. Carlson. “I look forward to contributing to this talented board and to the success of TDS.”

About TDS

TDS provides wireless, local and long-distance telephone, and broadband services to more than 7.3 million customers in 36 states through its business units, U.S. Cellular (wireless) and TDS Telecom (wireline). Founded in 1969 and headquartered in Chicago, TDS employed 11,800 people as of year end.

For more information about TDS and its business units, visit our web sites:

TDS: www.teldta.com	USM:www.uscellular.com	TDS Telecom: www.tdstelecom.com

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